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                                                                  Exhibit (6)(a)



                    ADDENDUM NO. 1 TO DISTRIBUTION AGREEMENT

     This Addendum No. 1, dated as of the 18th day of February 1997, between THE COMMERCE FUNDS, a Delaware Business Trust having its principal office and place of business at 4900 Sears Tower, Chicago, Illinois (the "Trust") and GOLDMAN, SACHS & CO., with its principal office and place of business in Chicago, Illinois (the "Distributor");

          WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement dated as of October 18, 1994 (the "Distribution Agreement"), pursuant to which the Trust appointed the Distributor to act as the distributor to the Trust for its Short-Term Government Fund, Bond Fund, Balanced Fund, Growth Fund, Aggressive Growth Fund, International Equity Fund, National Tax-Free Bond Fund and Missouri Tax-Free Bond Fund (each a "Fund");

          WHEREAS, the Trust has notified the Distributor that it has established a Growth and Income Fund and that it desires to retain the Distributor to act as the distributor therefor, and the Distributor has notified the Trust that it is willing to serve as distributor for the Growth and Income Fund;

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.  APPOINTMENT.  The Trust hereby appoints the Distributor to act as
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distributor to the Trust for the Growth and Income Fund for the period and on the terms set forth in the Distribution Agreement. The Distributor hereby accepts such appointment and agrees to render the services set forth in the Distribution Agreement for the compensation provided in the Distribution Agreement.

          2.  CAPITALIZED TERMS.  From and after the date hereof, the term
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"Fund" as used in the Distribution Agreement shall be deemed to include the
Growth and Income Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Distribution Agreement.

          3.  MISCELLANEOUS.  Except to the extent supplemented hereby, the
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Distribution Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.